                                                                     EXHIBIT 4.3

                                 AMENDMENT NO. 1
                                     TO THE
                              SIEBEL SYSTEMS, INC.
                       RESTATED INVESTOR RIGHTS AGREEMENT

         WHEREAS, Siebel Systems, Inc. (the "Company") and certain shareholders of the Company ("Shareholders") entered into the Restated Investor Rights Agreement dated December 1, 1995 attached hereto as Exhibit A ("Investor Rights Agreement"); and

         WHEREAS, certain Shareholders are purchasing Series D Preferred Stock of the Company ("New Purchasers");

         NOW, THEREFORE, in consideration of the New Purchasers buying Series D Preferred Stock of the Company, the holders of a majority of the Registrable Securities (as defined in the Investor Rights Agreement) hereby amend, pursuant to section 4.6.1 of the Investor Rights Agreement, the definition of the word "Shares" under section 1.1 of the Investor Rights Agreement to read as follows:

              "`Shares' shall mean the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock originally issued to the Purchasers."

         IN WITNESS WHEREOF, the Company and a majority of the holders of Registrable Securities have duly authorized and caused this amendment to be executed as follows:

SIEBEL SYSTEMS, INC.                        -----------------------------------
                                            (Print Name of Shareholder)

By:
   ---------------------------
   Thomas M. Siebel, President
                                            By:
                                                -------------------------------

                                            Title:
                                                   ----------------------------


                                            -----------------------------------
                                            (Print Name of Shareholder)

                                            By:
                                                -------------------------------

                                            Title:
                                                   ----------------------------


                                            -----------------------------------
                                            (Print Name of Shareholder)

                                            By:
                                                -------------------------------

                                            Title:
                                                   ----------------------------


                                            -----------------------------------
                                            (Print Name of Shareholder)

                                            By:
                                                -------------------------------

                                            Title:
                                                   ----------------------------

                                    EXHIBIT A

                       RESTATED INVESTOR RIGHTS AGREEMENT

                              SIEBEL SYSTEMS, INC.


                       RESTATED INVESTOR RIGHTS AGREEMENT

                                DECEMBER 1, 1995

                               TABLE OF CONTENTS

                                                                          PAGE
I.   GENERAL .........................................................      1

II.  REGISTRATION; RESTRICTIONS ON TRANSFER ..........................      2
     2.1    Restrictions on Transfer .................................      2
     2.2    Demand Registration ......................................      3
     2.3    Piggyback Registrations ..................................      4
     2.4    Form S-3 Registration ....................................      5
     2.5    Expenses of Registration .................................      6
     2.6    Obligations of the Company ...............................      6
     2.7    Termination of Registration Rights .......................      7
     2.8    Delay of Registration ....................................      7
     2.9    Indemnification ..........................................      7
     2.10   Assignment of Registration Rights ........................      9
     2.11   "Market Stand-Off" Agreement .............................      9

III. RIGHTS OF FIRST REFUSAL .........................................     10
     3.1    Subsequent Offerings .....................................     10
     3.2    Exercise of Rights .......................................     10
     3.3    Issuance of Equity Securities to Other Persons ...........     10
     3.4    Sales of Equity Securities by Purchasers .................     11
     3.5    Termination of Rights of First Refusal ...................     12
     3.6    Transfer of Rights of First Refusal ......................     12
     3.7    Excluded Securities ......................................     12

IV.  MISCELLANEOUS ...................................................     13
     4.1    Amendment of Prior Agreement .............................     13
     4.2    Governing Law ............................................     13
     4.3    Survival .................................................     13
     4.4    Successors and Assigns ...................................     13
     4.5    Separability .............................................     14
     4.6    Amendment and Waiver .....................................     14
     4.7    Delays or Omissions ......................................     14
     4.8    Notices ..................................................     14
     4.9    Titles and Subtitles .....................................     14
     4.10   Counterparts .............................................     14

                       RESTATED INVESTOR RIGHTS AGREEMENT


     THIS RESTATED INVESTOR RIGHTS AGREEMENT (the "Agreement") is entered into as of the 1st day of December 1995, by and among Siebel Systems, Inc., a California corporation (the "Company"), Thomas M. Siebel ("Siebel") and the persons and entities set forth on Exhibit A attached hereto. Such persons and entities shall be referred to hereinafter as the "Purchasers" and each individually as a "Purchaser."

                                    RECITALS

     WHEREAS, the Company granted Siebel and certain purchasers (the "Series A and B Purchasers") of its Series A Preferred Stock (the "Series A Stock") and Series B Preferred Stock (the "Series B Stock") certain registration and other rights pursuant to the Investor Rights Agreement, dated March 17, 1995, among the Company, Siebel and the Series A and B Purchasers (the "Original Agreement"); and

     WHEREAS, the Company proposes to sell and issue shares of its Series C Preferred Stock (the "Series C Stock") pursuant to that certain Series C Preferred Stock Purchase Agreement dated as of the date hereof (the "Purchase Agreement"); and

     WHEREAS, as a condition of entering into the Purchase Agreement, the purchasers of Series C Stock (the "Series C Purchasers") have requested that the Company extend to them registration rights and other rights as set forth below;

     WHEREAS, the Company, Siebel and the Series A and B Purchasers desire to amend the Original Agreement to grant such rights to the Series C Purchasers;

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Purchase Agreement, the parties mutually agree as follows:

                                   I. GENERAL

     1.1 DEFINITIONS. As used in this Agreement the following terms shall have the following respective meanings:

     "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

     "Holder" means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

     "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

     "Registrable Securities" means (i) Common Stock of the Company issued or issuable upon the conversion of the Shares; (ii) Siebel Shares; and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferror's rights under Section 2.10 of this Agreement are not assigned.

     "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed Ten Thousand Dollars ($10,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

     "SEC" or "Commission" means the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale.

     "Shares" shall mean the Company's Series A Stock, Series B Stock and Series C Stock.

     "Siebel Shares" shall mean the shares of Common Stock of the Company now owned or hereinafter obtained by Siebel.

                   II. REGISTRATION; RESTRICTIONS ON TRANSFER

     2.1 RESTRICTIONS ON TRANSFER.

         (a) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities (or the Common Stock issuable upon the conversion thereof) unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 2.1, provided and to the extent such Sections are then applicable and:

              (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

              (ii) (A) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144.

              (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners in accordance with partnership interests, or (B) to the Holder's family member or trust for the benefit of an individual Holder, provided the transferee will be subject to the terms of this Section 2.1 to the same extent as if he were an original Holder hereunder.

         (b) Each certificate representing Series A Stock, Series B Stock, Series C Stock or Common Stock shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in the Agreement):

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL OR BASED ON OTHER WRITTEN EVIDENCE IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

      THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE COMPANY OR ITS ASSIGNEE AS PROVIDED IN AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER HEREOF.

         (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

         (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

     2.2 DEMAND REGISTRATION.

         2.2.1 Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of (i) more than fifty percent (50%) of the Registrable Securities then outstanding held by the Purchasers with respect to one of the registrations under this Section 2.2 or (ii) more than fifty percent (50%) of the Siebel Shares then outstanding, with respect to the other one of the registrations under this Section 2.2 (in each such case, the "Initiating Holders") that the Company file a registration statement under the Securities Act, then the Company shall effect, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of Section 2.2.2, as soon as practicable, the registration under the Securities Act either of all Registrable Securities that the Holders request to be registered, but in any event the registration statement with respect to such offering shall be filed within one hundred twenty (120) days of such receipt.

         2.2.2 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in Section 2.2.1. In such event, the right of any Holder to include his securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of such securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

         2.2.3 The Company shall not be obligated to effect more than two (2) registrations pursuant to this Section 2.2.

         2.2.4 The Holders shall not have the right to request any registration under this Section 2.2 until the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the initial firmly underwritten public offering of the Company's common stock (the "Initial Offering"). In addition, the Company shall not be required to effect a registration pursuant to this Section 2.2 if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2.1, the Company gives notice to the Holders of the Company's intention to register its securities pursuant to Section 2.3 within ninety (90) days and in such event the Initiating Holders' request shall not be counted for purposes of Section 2.2.3 above.

         2.2.5 Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company no more than once in any one-year period.

     2.3 PIGGYBACK REGISTRATIONS.

         2.3.1 The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans and corporate reorganizations) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within ten (10) days after receipt of the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

         2.3.2 If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders requesting inclusion on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any shareholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting. If such registration is subsequent to the Company's Initial Offering, the number of Registrable Securities held by the Holders shall not be reduced to less than 30% of the total number of shares registered.

     2.4 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

         2.4.1 promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

         2.4.2 as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4: (i) if Form S-3 is not available for such offering by the Holders, (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000, (iii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4, provided that such right to delay a request shall be exercised by the Company no more than once in any one-year period, (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

         2.4.3 Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All such Registration Expenses incurred in connection with registrations requested pursuant to this Section 2.4 after the first two (2) registrations shall be paid by the selling Holders pro rata in proportion to the number of shares sold by each.

     2.5 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2 or Section 2.4 in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to Section 2.5(a), then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.

     2.6 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

         2.6.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of either the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

         2.6.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

         2.6.3 Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

         2.6.4 Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

         2.6.5 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

         2.6.6 Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities

Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

         2.6.7 Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

     2.7 TERMINATION OF REGISTRATION RIGHTS. All registration rights granted under this Article II shall terminate and be of no further force and effect seven (7) years after the date following the Company's Initial Offering.

     2.8 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 2.

     2.9 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

         2.9.1 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

         2.9.2 To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

         2.9.3 Promptly after receipt by an indemnified party under this Section
2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

         2.9.4 If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         2.9.5 The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any indemnified party if a copy of the Final Prospectus was furnished to the indemnified party, the indemnified party had an obligation to furnish such Final Prospectus to the person asserting the loss, liability, claim or damage and the indemnified party did not so furnish the Final Prospectus to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

         2.9.6 The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

     2.10 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Article II may be assigned by a Holder to a transferee or assignee of Registrable Securities; provided, however, that no such transferee or assignee shall be entitled to registration rights under Sections 2.2, 2.3 or 2.4 hereof unless it acquires at least fifty thousand (50,000) shares of Registrable Securities (as adjusted for stock splits and combinations) and the Company shall, within twenty (20) days after such transfer, be furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned. Notwithstanding the foregoing, rights to cause the Company to register securities may be assigned to any subsidiary, parent, general partner or limited partner of a Holder.

     2.11 "MARKET STAND-OFF" AGREEMENT. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, a Purchaser shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Purchaser (other than those included in the registration) for a period specified by the underwriters not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, provided that:

         (i) such agreement shall apply only to the Company's Initial Offering; and

         (ii) all officers and directors of the Company and holders of at least one percent (1%) of the Company's voting securities enter into similar agreements.

     The obligations described in this Section 2.11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

                         III.  RIGHTS OF FIRST REFUSAL.

     3.1 SUBSEQUENT OFFERINGS. Each Purchaser holding more than 250,000 shares (as adjusted for any stock splits, combinations and similar events) of Series B Stock, Series C Stock or Common Stock issued upon conversion thereof (a "Major Purchaser") shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 3.6 hereof. ITOCHU Corporation, ITOCHU TECHNO-SCIENCE Corporation and ITOCHU TECHNOLOGY, Inc. (collectively, the "Itochu Group") shall be considered as one entity for the purposes of the preceding sentence, and therefore the ITOCHU Group shall be a Major Purchaser so long as it collectively holds more than 250,000 shares of Series C Stock or Common Stock issued upon conversion thereof. Each Major Purchaser's pro rata share is equal to the ratio of the number of shares of the Company's Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Series B Stock or Series C Stock) which such Major Purchaser is deemed to be a holder of immediately prior to the issuance of such Equity Securities to the total number of shares of the Company's Common Stock on a fully-diluted basis (including all shares of Common Stock issuable upon conversion of the Series A Stock, Series B Stock and Series C Stock and other convertible securities and shares issuable upon exercise of warrants or options then outstanding) then outstanding. The term "Equity Securities" shall mean
(i) any stock or similar security of the Company, (ii) any security convertible, with or without consideration, into any stock or similar security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any stock or similar security or (iv) any such warrant or right, but shall exclude the securities set forth in Section 3.7 below.

     3.2 EXERCISE OF RIGHTS. If the Company proposes to issue any Equity Securities, it shall give each Major Purchaser written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Purchaser shall have ten (10) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Purchaser who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

     3.3 ISSUANCE OF EQUITY SECURITIES TO OTHER PERSONS. If not all of the Major Purchasers elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Purchasers who do so elect and shall offer such Major Purchasers the right to acquire such unsubscribed shares ("Subscription Notice"). The Major Purchasers shall have five (5) days after receipt of the Subscription Notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the Major Purchasers fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Major Purchasers' rights were not exercised, at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Company's notice to the Major Purchasers pursuant to Section 3.2 hereof. If the Company has not sold such Equity Securities within such ninety (90) days, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Purchasers in the manner provided above. Notwithstanding the foregoing, the Company agrees that for as long as Andersen Consulting shall hold at least a 7.5% fully diluted interest in the Company, the Company will not issue equity securities to any of the following companies or their affiliated companies: Electronic Data Systems, International Business Machines, Coopers & Lybrand, Deloitte & Touche, Ernst & Young, KPMG Peat Marwick and Price Waterhouse.

     3.4 SALES OF EQUITY SECURITIES BY PURCHASERS. No Purchaser shall sell, assign, pledge, or in any manner transfer any of the shares of stock of the corporation or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, except by a transfer which meets the requirements hereinafter set forth in this Section 3.4:

         (a) If the Purchaser desires to sell or otherwise transfer any of his shares of stock, then the Purchaser shall first give written notice thereof to the Company. The notice shall name the proposed transferee and state the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer.

         (b) For thirty (30) days following receipt of such notice, the Company shall have the option to purchase all (but not less than all) of the shares specified in the notice at the price and upon the terms set forth in such notice; provided, however, that, with the consent of the Purchaser, the Company shall have the option to purchase a lesser portion of the shares specified in said notice at the price and upon the terms set forth therein. In the event of a gift, property settlement or other transfer in which the proposed transferee is not paying the full price for the shares, and that is not otherwise exempted from the provisions of this Section 3.4, the price shall be deemed to be the fair market value of the stock at such time as determined in good faith by the Company's Board of Directors. In the event the Company elects to purchase all of the shares or, with consent of the Purchaser, a lesser portion of the shares, it shall give written notice to the transferring Purchaser of its election and settlement for said shares shall be made as provided below in paragraph (d).

         (c) The Company may assign its rights hereunder.

         (d) In the event the Company and/or its assignee(s) elect to acquire any of the shares of the transferring Purchaser as specified in said transferring Purchaser's notice, the Company shall so notify the transferring Purchaser and settlement thereof shall be made in cash within thirty (30) days after the Secretary of the Company receives said transferring Purchaser's notice; provided that if the terms of payment set forth in said transferring Purchaser's notice were other than cash against delivery, the Company and/or its assignee(s) shall pay for said shares on the same terms and conditions set forth in said transferring Purchaser's notice.

         (e) In the event the Company and/or its assignees(s) do not elect to acquire all of the shares specified in the transferring Purchaser's notice, said transferring Purchaser may, within the 90-day period following the expiration of the option rights granted to the Company and/or its assignees(s) herein, transfer the shares specified in said transferring Purchaser's notice which were not acquired by the Company and/or its assignees(s) as specified in said transferring Purchaser's notice. All shares so sold by said transferring Purchaser shall continue to be subject to the provisions of this Section 3.4 in the same manner as before said transfer.

         (f) Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the provisions of this Section 3.4, provided in each case that the transferee is not a competitor of the Company:

              (1) A Purchaser's transfer of any or all shares held either during such Purchaser's lifetime or on death by will or intestacy to such Purchaser's immediate family or to any custodian or trustee for the account of such Purchaser or such Purchaser's immediate family. "Immediate family" as used herein shall mean spouse, lineal descendant, father, mother, brother, or sister of the Purchaser making such transfer.

              (2) A Purchaser's bona fide pledge or mortgage of any shares with a commercial lending institution, provided that any subsequent transfer of said shares by said institution shall be conducted in the manner set forth in this
Section 3.4.

              (3) A Purchaser's transfer of any or all of such Purchaser's shares to the Company or to any other Purchaser.

              (4) A Purchaser's transfer of any or all of such Purchaser's shares to a person who, at the time of such transfer, is an officer or director of the Company.

              (5) A corporate Purchaser's transfer of any or all of its shares pursuant to and in accordance with the terms of any merger, consolidation, reclassification of shares or capital reorganization of the corporate Purchaser, or pursuant to a sale of all or substantially all of the stock or assets of a corporate Purchaser.

              (6) A corporate Purchaser's transfer of any or all of its shares to any or all of its shareholders.

              (7) A transfer by a Purchaser which is a limited or general partnership to any or all of its partners or former partners, or in the case of Andersen Consulting, LLP, any entity within the Andersen Consulting worldwide organization (i.e., any entity having a member firm interfirm agreement with Arthur Andersen S.C. or any entity which controls, is controlled by, or is under common control with any such entity having such an agreement).

     In any such case, the transferee, assignee, or other recipient shall receive and hold such stock subject to the provisions of this Section 3.4, and there shall be no further transfer of such stock except in accord with this
Section 3.4.

         (g) The provisions of this Section 3.4 may be waived with respect to any transfer by the Company.

         (h) Any sale or transfer, or purported sale or transfer, of securities of the Company by a Purchaser shall be null and void unless the terms, conditions and provisions of this Section 3.4 are strictly observed and followed.

     3.5 TERMINATION OF RIGHTS OF FIRST REFUSAL. The rights of first refusal established by this Article III shall terminate upon the closing of the Initial Offering.

     3.6 TRANSFER OF RIGHTS OF FIRST REFUSAL. The rights of first refusal of each Major Purchaser under this Article III may be transferred to any constituent partner or affiliate of such Major Purchaser, to any successor in interest to all or substantially all the assets of such Major Purchaser, or to a transferee who acquires two hundred fifty thousand (250,000) shares of Series B Preferred Stock or Common Stock issued upon conversion thereof.

     3.7 EXCLUDED SECURITIES. The rights of first refusal established by this Article III in favor of the Major Purchasers shall have no application to any of the following Equity Securities:

         3.7.1 shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

         3.7.2 stock issued pursuant to any rights or agreements outstanding as of the date of this Agreement, options and warrants outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, provided that the rights of first refusal established by this Article III applied with respect to the initial sale or grant by the Company of such rights or agreements;

         3.7.3 any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination;

         3.7.4 any Equity Securities that are issued by the Company as part of an underwritten public offering referred to in Section 3.4 hereof;

         3.7.5 shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

         3.7.6 shares of Common Stock issued upon conversion of the Series A Stock, Series B Stock and Series C Stock;

         3.7.7 any Equity Securities issued pursuant to any equipment leasing arrangement, corporate partnering transaction or bank financing, and

         3.7.8 with respect to the Major Holders holding only Series C Stock, Equity Securities issued and sold in exchange for an aggregate consideration of $1,000,000 or less.

                              IV.  MISCELLANEOUS.

     4.1 AMENDMENT OF PRIOR AGREEMENT. Effective upon the execution of this Agreement by the Company and the Holders of a majority of the outstanding Registrable Securities issued under the Original Agreement, such agreement shall be null and void and shall be superseded by the rights and obligations set forth in this Agreement. Each Major Purchaser which was a party to the Original Agreement hereby waives any right of first refusal under Article III of the Original Agreement with respect to the issuance of the Series C Stock and Common Stock issuable upon conversion thereof, including waiver of any notice period.

     4.2 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

     4.3 SURVIVAL. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

     4.4 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

     4.5 SEPARABILITY. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     4.6 AMENDMENT AND WAIVER.

         4.6.1 Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at a majority of the Registrable Securities.

         4.6.2 Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least a majority of the Registrable Securities.

     4.7 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

     4.8 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page or the Schedule of Purchasers or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

     4.9 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     4.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.


SIEBEL SYSTEMS, INC.                        THOMAS M. SIEBEL



By:
   -------------------------                -----------------------------------
   Thomas M. Siebel                         Thomas M. Siebel
   President

Address:                                    Address:

4005 Bohannon Drive                         4005 Bohannon Drive
Menlo Park, CA  94025                       Menlo Park, CA  94025


                                            PURCHASER


                                            -----------------------------------
                                            Print Name of Purchaser


                                            By:
                                               --------------------------------

                                            Title:
                                                  -----------------------------

                       RESTATED INVESTOR RIGHTS AGREEMENT

                             SCHEDULE OF PURCHASERS


ANDERSEN CONSULTING LLP

ADOBE VENTURES L.P.

IRWIN FEDERMAN TRUST

HAMBRECHT & QUIST, L.P.

CRISTINA M. MORGAN

JAMES A. DAVIDSON

WILLIAM R. TIMKEN

STANDISH H. O'GRADY, SOLE & SEPARATE PROPERTY

ANDREW J. FILIPOWSKI

THOMAS B. PETERS

BRUCE M. LUPATKIN

J. NEIL WEINTRAUT

DONALD T. VALENTINE, TRUSTEE OF THE DONALD T. VALENTINE FAMILY TRUST DATED APRIL 1967, AS AMENDED

ALBERT GEORGE BATTLE

ROGER J. BAMFORD

HEATHER BEACH

RICHARD J. BEACH

MARC BENIOFF

DONALD BLAIR BRUSCO, TRUSTEE OF THE DONALD BLAIR BRUSCO AND DIANE IRIS BRUSCO 1981 TRUST, DATED 11/9/89

ROY BUKSTEIN AND KATHERINE BUKSTEIN, COMMUNITY PROPERTY

PEHONG CHEN AND ADELE W. CHI, TRUSTEES OF THE CHEN FAMILY TRUST

MICHAEL J. CORLEY AND LORI B. CORLEY, TRUSTEES OF THE CORLEY LIVING TRUST DATED 11/13/90

JOHN DAWSON

FREDERICK K. FLUEGEL

TERENCE J. GARNETT AND KATRINA S. GARNETT, JOINT TENANTS

GC&H INVESTMENTS

MARK D. HANSON

FREDERICK M. HOAR AND SHEILA J. HOAR, JOINT TENANTS

ITOCHU TECHNO-SCIENCE CORPORATION

ITOCHU CORPORATION

ITOCHU TECHNOLOGY, INC.

DAVID A. LEE

CHARLES R. SCHWAB

IGOR M. SILL

RICHARD E. STEINY AND LISA STEINY, TRUSTEES OF THE STEINY 1993 TRUST, DATED 5/18/93

CHRISTOPHER AND ELLEN GREENDALE